Exhibit 99.1

WAUSAU PAPER REVISES 2007

FOURTH-QUARTER EXPECTATIONS

MOSINEE, WI – December 20, 2007 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced revised fourth-quarter earnings guidance, reflecting weaker-than-expected fourth-quarter results from its Printing & Writing and Specialty Products business units.

For the fourth quarter ending December 31, the Company is now projecting losses of approximately $2 million, or $0.04 per share, excluding timberland sales gains and charges related to the closure of its paper mill in Groveton, New Hampshire.  The Company had earlier anticipated fourth-quarter earnings of approximately $2 million, or $0.04 per share, on the same basis.

“Our lower earnings expectations for the fourth quarter are largely attributable to further decline in uncoated freesheet and specialty paper demand resulting from a weakening U.S. economy,” stated Thomas J. Howatt, president and CEO.  “While demand has been significantly weaker than levels anticipated earlier in the quarter, we believe actions we’ve undertaken position the company for improved results early next year.  Our Printing & Writing profitability recovery plan, announced in October, is still expected to return the business to profitable levels in the second-half of 2008.”  Howatt continued, “In addition, the sale of Specialty Products’ unprofitable roll wrap unit will benefit future performance and our capital investment in additional toweling capacity announced December 19 to support our Towel & Tissue unit’s growth reaffirms our expectations for ongoing strong returns in this business.”

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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